UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 7, 2010

Date of Report (Date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2010, salesforce.com, inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Heroku, Inc., a Delaware corporation (“Heroku”), Hi’iaka Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Sub”), and certain other parties, pursuant to which the Company will acquire Heroku through the merger of Sub with and into Heroku, with Heroku surviving the merger as a wholly owned subsidiary of the Company (the “Merger”).

Under the terms of the Merger Agreement, the Company will pay an amount in cash for all shares of Heroku capital stock and vested stock options to purchase Heroku common stock currently estimated to be approximately $212 million in the aggregate, net of cash acquired, subject to adjustment as described below. This is only an estimate based on currently available information and the actual price paid will only be determinable at the closing of the Merger. The consideration payable in the Merger is subject to upward adjustment for the amount of unrestricted cash and cash equivalents held by Heroku at the closing and downward adjustment for the amount of Heroku’s unpaid debt and certain third party expenses and for the amount, if any, by which Heroku’s working capital as of the closing falls below an agreed-upon target amount. Unvested stock options of Heroku will be terminated upon the closing of the Merger.

In connection with the signing of the Merger Agreement, certain key employees of Heroku entered into non-competition and non-solicitation agreements and employment offer letters with the Company, to become effective upon the effective time of the Merger. In addition, prior to the closing of the Merger, each other employee of Heroku will be offered employment with the Company, effective on the first business day after the closing of the Merger. In connection with such offers, these key and other employees will be offered grants of Company restricted stock, along with restricted stock units, of 204,908 shares in the aggregate. In addition, in connection with the Merger, the Company will pay up to approximately $10 million in the aggregate in respect of unvested Heroku common stock as of immediately prior to the closing of the Merger, which amounts will be subject to the same restrictions (including as to vesting) that governed such shares of common stock prior to the closing of the Merger.

The Merger Agreement contains customary representations and warranties, covenants by Heroku regarding the operation of its business between the date of signing of the Merger Agreement and the date of the closing of the Merger, and indemnification provisions whereby Heroku’s security holders will indemnify the Company and affiliated parties for breaches of representations and warranties, breaches of covenants and certain other matters. $25 million of the total consideration otherwise payable to Heroku’s security holders pursuant to the Merger will be placed in escrow as partial security for these indemnification obligations. Any amounts remaining in escrow will be released to Heroku’s security holders 15 months following the closing date of the Merger, net of any indemnification payments made from the escrow or amounts reserved for pending claims pursuant to any indemnification claims of the Company or affiliated parties under the Merger Agreement.

Heroku’s representations and warranties in the Merger Agreement generally survive for 15 months, except for representations and warranties relating to capitalization, authority, stockholder approval and tax matters, which survive until the applicable statute of limitations, and representations and warranties relating to intellectual property, which survive for 5 years from the closing date of the Merger.

Consummation of the Merger is subject to customary closing conditions. In addition, the Merger Agreement is subject to termination by either the Company or Heroku if, among other things, the Merger is not consummated by February 28, 2011.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Heroku. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential Disclosure Schedule provided by Heroku to the Company in connection with the signing of the Merger Agreement. This confidential Disclosure Schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Heroku rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Heroku.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 7, 2010, by and among salesforce.com, inc., Hi’iaka Acquisition Corporation, Heroku, Inc. and with respect to Articles VII, VIII and IX thereof only, John Connors as Stockholder Representative and U.S. Bank National Association as Escrow Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2010	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Executive Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 7, 2010, by and among salesforce.com, inc., Hi’iaka Acquisition Corporation, Heroku, Inc. and with respect to Articles VII, VIII and IX thereof only, John Connors as Stockholder Representative and U.S. Bank National Association as Escrow Agent.